Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-280014 on Form S-3ASR and in Registration Statement Nos. 333-136090 and 333-228435 on Forms S-8 of our report dated February 19, 2025, relating to the consolidated financial statements of Travel + Leisure Co. and subsidiaries (the "Company"), and the effectiveness of the Company’s internal control over financial reporting, appearing in this Annual Report on Form 10-K of Travel + Leisure Co. for the year ended December 31, 2024.

/s/ Deloitte & Touche LLP
Tampa, Florida
February 19, 2025